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                                                                    Exhibit 4.34

                                    English Translation of the Original Contract
                                                Confidential Treatment Requested



                             PRODUCT SUPPLY CONTRACT


                                                Contract Number: SFBE-070306-LDK
                                                      Place of Signing: Shanghai
                                                  Date of Signing: March 6, 2007

Party A: JIANGXI LDK SOLAR HI-TECH CO., LTD.
Party B: JIANGSU LINYANG SOLARFUN CO., LTD.

Whereas,

(1) Party B desires to purchase from Party A the subject products for use as raw materials in the manufacture of its products to be supplied to third parties in satisfaction of Party B's obligations to third parties, and Party A has the ability to supply the subject products to Party B on the basis of quality assurance, quantity assurance and timely delivery; and

(2) Both Party A and Party B are willing to establish a long-term contractual supply relationship between them.

     NOW, THEREFORE, after friendly negotiations, Party A and Party B hereby enter into this long-term supply contract (this "Contract") on the principle of equality and mutual benefit for Party A's supply of silicon wafers to Party B.

Article 1      Name, Quantity, Price and Delivery Schedule of the Subject
               Products.

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
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  NAME OF SUBJECT                TECHNICAL SPECIFICATIONS                 QUANTITY        PRETAX UNIT PRICE         DELIVERY
      PRODUCT                                                                              (RMB YUAN/PIECE)         SCHEDULE
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
                      1. Type: P

                      2.  Size of subject silicon wafer:
                      156x156+/-0.5mm

                      3.  Thickness of subject silicon wafers                            The price for the
                      220+/-20um                                                         subject silicon
                                                                                         wafers hereunder
                      4.  Resistivity: 0.5 ~ 3(ohm)cm                                    shall be adjusted
                                                                                         once every three
                      5.  Minority carrier lifetime: > or = 2 us                         months in line with
                                                                                         the fluctuation of
                      6.  Damage layer: < 15 um                                          the market price.
                                                                        From March 6,                            0.12 million
                      7.  Total thickness variation(TTV)                2007 to          For the one million     pieces for each
Multicrystalline      < or = 50um                                       December 30,     pieces of silicon       ten (10) days,
Silicon Wafer                                                           2007, at least   wafers supplied         and at least 1
                      8.  Vertical angle:  90 degrees+/-1 degrees       3 million        within the period       million pieces
                                                                        pieces           from April 1 2007 to    for each three
                      9.  Notch: notch of crystal orientation                            June 30, 2007, they     (3) months.
                      (length x depth) shall be no bigger than                           shall be priced at
                      1x0.3mm, and any subject silicon wafer does                        RMB[-] each.
                      not allow more than two notches or any
                      V-shaped notch on it.

                      10.  Broken edge: any subject silicon wafer
                      does not allow a broken edge (length x depth)
                      bigger than 1x1mm or more than two broken
                      edges on it.
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                                    English Translation of the Original Contract
                                                Confidential Treatment Requested


                      11. Any subject silicon wafer does not allow any conspicuous mechanical line mark on it, which means that any mechanical line mark on any subject silicon wafer is not acceptable unless its depth is < or = 15 um.

                      12. The surface of any subject silicon wafer does not allow any stain, abnormal spot, visible crack or needle aperture.

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                      Total price                                       [O]
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Notes: The pre-tax unit price set forth above is an all-inclusive rate, covering all the related costs, including the manufacturing costs, technology license fees, transportation costs, after-sales service fees and reserves against market risk arising from price fluctuation.
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Article 2      Quality Requirements and Technical Specifications. as set forth above in this Contract.


Article 3 Place and Manner of Delivery. The place of the delivery hereunder shall be Party B's site. The subject products shall be delivered to a warehouse designated by Party B. Party A shall notify Party
               B in writing of the arrival time, quantity, specifications, model and total number of packages of each batch of the subject products three (3) days prior to the shipment of such batch, so as to facilitate Party B's receipt of such products. Party A shall conduct the delivery in accordance with Party B's instructions for delivery.

Article 4 Manner and Cost of Transportation. The subject products hereunder shall be delivered to Party B by means of road transportation at Party A's expense.

Article 5      Packaging Standards, Category of Packaging Materials and Delivery
               Requirements. Party A shall be obligated to package the subject products in a manner as required for long-distance transportation of solar-grade multicrystalline silicon wafers so that the subject products can undergo multiple handling and loading and unloading, and long-distance transportation. The marks on both the internal and external packages of the subject projects shall be distinct enough for easy identification, storage and distribution.

Article 6      Standards and Method of Inspection and Period for Objection.

               6.1  Upon the delivery of each batch of the silicon wafers, Party
                    B's personnel shall, within no more than four (4) days or any other period of time (either the "Inspection Period") determined at the speed of 30,000 pieces of silicon wafers to be inspected per day, conduct a surface inspection of such batch of silicon wafers pursuant to the technical specifications set forth herein. Where Party B discovers in the course of such inspection that the quantity or surface of such batch of the silicon wafers fails to comply with the requirements set forth herein, it shall, within the first


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                                    English Translation of the Original Contract
                                                Confidential Treatment Requested


                    workday immediately after such inspection, submit to Party A its objections and recommended solutions in writing, including by email. Party A shall, within three (3) workdays as from its receipt of the above materials for objection from Party B, give a written response to Party B. Otherwise, it shall be deemed that Party A has accepted Party B's objection and recommended solutions.

               6.2 Where Party B in the course of its manufacturing, discovers any inherent flaw in the silicon wafers supplied hereunder, it shall promptly contact Party A in writing, including by email. Party A shall, within three (3) days after being so contacted by Party B, dispatch relevant personnel to Party
                    B's site to negotiate with Party B for a solution. Failing such reaction by Party A, it shall be deemed that Party A has accepted the flaw pointed out by Party B and the solutions recommended by Party B. In case of any dispute between the parties hereto about the quality of the subject products hereunder, the testing result issued by a qualified testing institution retained by Party B shall prevail. Where such testing result indicates that the quality of the disputed products complies with the requirements set forth herein, any and all the expenses incurred in connection with such testing shall be borne by Party B. Otherwise, such expenses shall be borne by Party A.

Article 7 Terms of and Period for Payment. Within the first ten (10) days of the first month of each three-month period commencing from the date hereof, Party B shall prepay 80% of the total price for each batch of the subject products to be delivered during such three-month period. In consideration of such payment, for each batch of the subject products delivered by it, Party A shall issue Party B a 17% VAT invoice based on the full price of such batch and Party B shall pay the remaining 20% of the full price for such batch within five (5) workdays as of its receipt of such invoice.

Article 8 Deposit for Agreement for Future Supply. Within ten (10) days after the date hereof, Party B shall pay Party A RMB1 million as a deposit for securing the supply of the agreed quantity of the subject products over the next three-month period. The price of the subject products for the next three-month period shall be determined subject to further negotiation between the parties hereto.

Article 9 Confidentiality. Both parties hereto shall keep the information relating to any of the following items in strict confidence:

               (1) the existence of the business relationship between the parties by virtue of this Contract;
               (2)  the terms of and negotiations for this Contract;
               (3)  the subject matter and value of this Contract; or

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               (4)  any and all the business and technical information of either
                    Party A or Party B involved in the performance of this
                    Contract.

Article 10     Liabilities for Breach of Contract.

               10.1 The initial delivery hereunder shall take place on April 10,
                    2007 and each delivery thereafter shall follow the schedule set forth in Article 1 above. Each scheduled delivery date shall have a four-workday's grace. In the event that Party A fails to deliver any subject products pursuant to the agreed schedule, for each day of delay, it shall pay Party B liquidated damages which shall be equal to 0.5% of the total price of the undelivered products. Should the delivery of any subject products be delayed for more than (10) days, it shall be deemed that such products fail to be delivered, for which Party A shall pay Party B liquidated damages which shall be equal to 10% of the total price for such products so undelivered.

               10.2 In case Party B delays in any payment hereunder, it shall pay Party A liquidated damages for the delayed amount in accordance with the regulations of the People's Bank of China regarding delayed payment and shall compensate Party A for any loss caused by such delay.

               10.3 In case any subject products delivered by Party A hereunder fail to meet the agreed quality requirements, Party A shall be liable for the return or replacement of such products and assume the liabilities for delay in or failure of delivery caused by such return or replacement pursuant to the relevant terms hereof.

               10.4 In case of any breach of any provision hereof by either party hereto, the other party shall have the right to terminate this Contract at its sole discretion and reject the breaching party's request for continued performance of this Contract.

Article 11     Assignment and Subcontracting. Party A hereby represents to Party
               B that all the subject products to be delivered hereunder shall be manufactured by itself, initially produced, first-hand, brand new, in conformity with the quality and technical specifications set forth herein and suitable for Party B's manufacture and use.
               Unless otherwise agreed by Party B in writing, Party A may not assign any or all of its supply obligations hereunder, or perform its supply obligations by delivering any third party products.
               Otherwise, Party A shall assume liabilities for breach of contract as if it had failed to make the delivery.

Article 12 Any dispute in connection with the performance of this Contract shall be settled through negotiations between the parties hereto.
               If no settlement can be reached through such negotiations, the dispute shall be submitted for adjudication to the court in the place where this Contract is signed.

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                                    English Translation of the Original Contract
                                                Confidential Treatment Requested

Article 13 Miscellaneous. Any notice between the parties hereto in connection with the performance of this Contract may be delivered by mail, fax or email, to either Party A or Party B, as the case may be, at the following address:

               If to Party A:

               Address: Xinyu Economic and Technological Development Zone
                        Jiangxi Province
               Fax:     0790-6861096
               Email:   tong@ldksolar.com

               If to Party B:

               Address: 666 Linyang Road, Qidong, Jiangsu Province
               Fax:     0513-83307011
               Email:   lxhuang@solarfun.com

               In case any notice fails to be delivered to either party hereto at the address set forth above, such notice shall be delivered by being published on the media and shall be deemed to have been properly delivered three (3) days after such publication.

               In the course of the performance of this Contract, Party A, may designate any person to, on behalf of Party A, sign the acknowledgement of receipt of any letters from Party B and make decision or express opinion on any issue relating to the performance of this Contract.

Article 14 This Contract shall be signed in four (4) counterparts, with each Party A and Party B to hold two (2). This Contract shall not take effect until after the signature of the signatory and the company seal of each of Party A and Party B have been affixed hereto and Party B has made the initial advance payment.

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
Party A:  JIANGXI LDK SOLAR HI-TECH CO., LTD.                  Party B: JIANGSU LINYANG SOLARFUN CO., LTD.
(company seal)                                                 (seal for the special use for contract)
Address: Xinyu Economic and Technological Development Zone,    Address: 666 Linyang Road, Qidong, Jiangsu Province
Jiangxi Province

Legal Representative: Peng Xiaofeng (signature)                Legal Representative: Lu Yonghua (signature)
                                                               Authorized Agent:
Authorized Agent:
                                                               Tel: 0513-83115763
Tel: 0790-6862929
                                                               Bank of Deposit: Bank of China, Qidong Branch,
Bank of Deposit:                                               Business Department
Account No.:                                                   Account No.: 647032159808091001
Tax Registration No.:                                          Tax Registration No.: 320681765140726
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